Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 26, 2007

NW Natural Reports Strong Results for the Quarter Ended March 31, 2007

2007 earnings per share guidance increased to $2.50 to $2.65 from $2.30 to $2.45

Financial & Operating Highlights

•	Reported higher net income of $48.1 million, up 17 percent over Q1 2006, reflecting earnings per share of $1.76 in the quarter, compared to $1.48 per share (up 19 percent) in 2006

•	Successfully drilled an additional well at the company’s Mist gas field to expand underground gas storage and delivery capacity

•	Based on strong first quarter results, earnings guidance range raised 20 cents to $2.50 to $2.65 per share for 2007 from $2.30 to $2.45 per share

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the first quarter of 2007 of $48.1 million, up 17 percent, compared to net income of $41.0 million, in the same quarter of 2006. Earnings for the first quarter were $1.76 per share, up 19 percent from $1.48 per share in 2006. Earnings gains were driven by commodity cost savings, customer growth, cost controls and the expected reversal of a temporary mark-to-market adjustment in the period.

According to Mark Dodson, president and chief executive officer, “Our first quarter results are ahead of our expectations and forecasts due mainly to the company’s share of strong commodity gas cost savings. We also benefited in the quarter from continuing customer growth in our regulated utility and gas storage activities, colder weather in the period compared to last year, and continued progress in keeping our costs lower than our rate of growth. For the quarter, our unique gas cost sharing mechanism with customers resulted in $22 million of gas costs savings being deferred for future refund through customer rates.”

First quarter financial and operating highlights

Net income and earnings per share

Results of operations produced net income of $48.1 million ($1.76 per share), compared to $41.0 million ($1.48 per share) in 2006. The company’s utility operations earned $46.1 million ($1.68 per share), compared to $39.5 million ($1.43 per share) in 2006. Gas storage contributed net income of $1.8 million in the quarter (7 cents per share), compared to $1.4 million (5 cents per share) in 2006. Other non-utility activities resulted in a gain of $0.2 million (1 cent per share).

Customer growth remains strong

NW Natural’s customer growth continues at a pace faster than the national average for gas utilities. Growth is driven by new single- and multi-family construction, as well as conversions from other fuel sources. At March 31, 2007, the company had 641,686 customers, for a growth rate of 2.8 percent over the past 12 months.

Operational results remain on target

NW Natural’s total gas sales and transportation deliveries in the first quarter of 2007, excluding deliveries of gas stored for others, were 412.5 million therms, up 1 percent from 2006. The increase was due mainly to residential and commercial customer growth and colder weather. Margin from utility operations in the period was $135.5 million, up 11 percent from $122.3 million in 2006.

Volumes sold to residential and commercial customers in the first quarter of 2007 were 259.7 million therms, 2 percent higher than last year, primarily due to residential customer growth and weather that was 2 percent colder than last year, but 1 percent warmer than average. Residential and commercial sales contributed $113.4 million to margin, up 3 percent from $110.1 million in 2006. NW Natural’s weather normalization and decoupling mechanisms in Oregon contributed a net $1.2 million to margin in the quarter, compared to net contribution to margin of $0.8 million in 2006.

Gas deliveries to industrial customers in the first quarter were 152.8 million therms versus 153.3 million therms last year. Margin was down approximately 1 percent to $8.4 million, due mainly to lower volumes.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington that reflects projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent of the margin to customers. In Washington, 100 percent of all gas costs are passed through to customers.

For the first quarter of 2007, $22 million of lower gas cost savings were deferred for later credit to customers due to the company’s commodity cost sharing mechanism. NW Natural’s share of the commodity savings in the quarter contributed $9.8 million to margin in the period, equivalent to 22 cents per share of earnings. In addition, an expected mark-to-market contract reversal added $2.7 million to margin in the first quarter of 2007.

NW Natural continues to provide gas storage services to customers in the interstate and intrastate markets from its Mist gas storage field, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the first quarter of 2007 were $1.8 million, or 7 cents per share, compared to $1.4 million, or 5 cents per share in 2006. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

Operations and maintenance expenses in the first quarter of 2007 increased 2 percent over the same period last year due mainly to higher seasonal labor and benefit costs, partially offset by lower bad debt expense, which as a percent of revenues billed remained well below 1 percent (0.26 percent) for the 12 months ended March 31, 2007.

Cash flows & capital structure

Cash provided by operations in the first three months of 2007 was $149.8 million, compared to $101.7 million in 2006. Cash requirements for investing activities totaled $19.1 million, up from $16.2 million in the first quarter of 2006, partly reflecting continued implementation of the utility’s automated meter reading program and pipeline integrity costs, as well as capital improvements to gas storage facilities.

NW Natural’s capitalization at March 31, 2007, reflected 54.2 percent common equity, 44.5 percent long-term debt, and 1.3 percent short-term debt, compared to 51.6 percent common equity, 41.8 percent long-term debt, and 6.6 percent short-term debt at March 31, 2006.

During the quarter, NW Natural also repurchased 206,700 shares as part of the company’s share repurchase program through March 2007. As of March 31, 2007, the company had 27.1 million shares outstanding.

Other developments

Drilling successful at the Mist gas storage field in northwestern Oregon

During the first quarter, the company conducted development drilling at the Mist underground gas storage field to continue adding storage capacity to further serve the expanding regional gas storage market. Drilling was successful and, while further drilling and engineering work is still in process, it appears that the well will increase Mist’s withdrawal capacity by about 15 percent and increase the total working capacity at Mist from 14 Bcf to over 15 Bcf.

Updated earnings outlook for 2007

In January 2007, NW Natural initiated its full-year earnings guidance for 2007 to be in the range of $2.30 to $2.45 per share. Due to strong first quarter results, which include commodity cost sharing benefits detailed above, the company today has raised its expected earnings per share guidance range by 20 cents to $2.50 to $2.65. The company’s earnings guidance assumes normal weather for the remainder of the year, continued customer growth, benefits from cost reduction initiatives, no additional gains or losses on unhedged gas positions and no significant changes in current regulatory policies. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

On April 5, 2007, the company declared a quarterly dividend on its common stock of 35.5 cents per share, payable May 15, 2007, to shareholders of record on April 30, 2007. The annual indicated dividend rate is currently $1.42 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on April 26 to review the company’s first quarter financial results.

To hear the conference call live, please dial 877-407-9210 from anywhere in the United States and 201-689-8049 from international points including Canada. A replay of the call will be available until May 18, 2007. To access the recording, please call 877-660-6853 and enter the account number (286) and conference identification pass code (236455).

To hear the replay from international locations, please dial 201-612-7415.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2006 Annual Report on Form 10-K that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 641,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. NW Natural is also one of the fastest-growing local distribution companies in the nation. The company has approximately $1.9 billion in total assets, which includes 14 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 51 consecutive years.

CONTACT:	Northwest Natural Gas Company, Portland
Steve Sechrist, 503-220-2594 (PRESS CONTACT)
sms@nwnatural.com
or
Bob Hess, 503-220-2388 (INVESTOR CONTACT)
Bob.hess@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

		Three Months Ended
(Thousands, except per share amounts)	03/31/07	03/31/06	Increase	% Change
Gross Operating Revenues	$394,091	$390,391	$3,700	1%
Net Income	$48,075	$41,033	$7,042	17%

Average Shares of Common Stock Outstanding	27,229	27,584	(355)	(1%)
Basic Earnings Per Share of Common Stock	$1.77	$1.49	$0.28	19%
Diluted Earnings Per Share of Common Stock	$1.76	$1.48	$0.28	19%

		Twelve Months Ended
(Thousands, except per share amounts)	03/31/07	03/31/06	Increase	% Change
Gross Operating Revenues	$1,016,872	$992,100	$24,772	2%
Net Income	$70,457	$59,295	$11,162	19%

Average Shares of Common Stock Outstanding	27,451	27,565	(114)	—
Basic Earnings Per Share of Common Stock	$2.57	$2.15	$0.42	20%
Diluted Earnings Per Share of Common Stock	$2.56	$2.15	$0.41	19%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	March 31, 2007	March 31, 2006
Assets:
Plant and property:
Utility plant	$1,981,639	$1,890,633
Less accumulated depreciation	585,008	547,635

Utility plant—net	1,396,631	1,342,998

Non-utility property	45,767	40,953
Less accumulated depreciation and amortization	7,149	6,221

Non-utility property—net	38,618	34,732

Total plant and property	1,435,249	1,377,730

Current assets:
Cash and cash equivalents	5,094	7,522
Accounts receivable	89,489	97,859
Accrued unbilled revenue	43,468	47,764
Allowance for uncollectible accounts	(4,235)	(4,526)
Regulatory assets	10,135	25,556
Fair value of non-trading derivatives	13,698	16,317
Inventories:
Gas	41,828	35,906
Materials and supplies	9,501	9,808
Prepayments and other current assets	14,761	57,330

Total current assets	223,739	293,536

Investments, deferred charges and other assets:
Regulatory assets	158,864	100,361
Fair value of non-trading derivatives	3,734	27,284
Other investments	48,247	54,432
Other	8,526	9,102

Total investments, deferred charges and other assets	219,371	191,179

Total assets	$1,878,359	$1,862,445

Capitalization:
Common stock	$363,519	$87,335
Premium on common stock	—	296,281
Earnings invested in the business	269,172	237,205
Accumulated other comprehensive income (loss)	(2,324)	(1,911)

Total common stock equity	630,367	618,910

Long-term debt	517,000	501,500

Total capitalization	1,147,367	1,120,410

Current liabilities:
Notes payable	5,500	50,400
Long-term debt due within one year	9,500	28,000
Accounts payable	92,185	91,185
Taxes accrued	43,116	25,876
Interest accrued	11,409	11,623
Regulatory liabilities	41,888	20,502
Fair value of non-trading derivatives	9,447	16,739
Other current and accrued liabilities	22,832	20,432

Total current liabilities	235,877	264,757

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	207,648	225,047
Regulatory liabilities	208,333	203,244
Pension and other postretirement benefit liabilities	54,117	17,693
Fair value of non-trading derivatives	3,108	3,569
Other	21,909	27,725

Total deferred credits and other liabilities	495,115	477,278

Commitments and contingencies (see Note 9)	—	—

Total capitalization and liabilities	$1,878,359	$1,862,445

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (three months ended March 31)	2007	2006
Operating activities:
Net income	$48,075	$41,033
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	16,785	15,830
Deferred income taxes and investment tax credits	(3,381)	(3,267)
Undistributed earnings from equity investments	78	50
Deferred gas savings (costs)—net	14,242	(6,548)
Non-cash expenses related to qualified defined benefit pension plans	1,064	1,441
Deferred environmental costs	(2,800)	(2,014)
Income from life insurance investments	(480)	(1,383)
Other	(2,940)	4,512
Changes in working capital:	—	—
Accounts receivable and accrued unbilled revenue—net	37,997	21,766
Inventories of gas, materials and supplies	26,799	40,447
Income taxes receivable	—	13,234
Prepayments and other current assets	4,280	1,112
Accounts payable	(21,394)	(44,102)
Accrued interest and taxes	30,371	21,856
Other current and accrued liabilities	1,141	(2,231)

Cash provided by operating activities	149,837	101,736

Investing activities:
Investment in utility plant	(18,609)	(16,997)
Investment in non-utility property	(3,104)	(106)
Proceeds from life insurance	—	964
Other	2,660	(25)

Cash used in investing activities	(19,053)	(16,164)

Financing activities:
Common stock issued, net of expenses	1,737	859
Common stock repurchased	(9,017)	(398)
Long-term debt retired	(20,000)	—
Change in short-term debt	(94,600)	(76,300)
Cash dividend payments on common stock	(9,677)	(9,516)
Other	100	162

Cash used in financing activities	(131,457)	(85,193)

Increase (decrease) in cash and cash equivalents	(673)	379
Cash and cash equivalents—beginning of period	5,767	7,143

Cash and cash equivalents—end of period	$5,094	$7,522

Supplemental disclosure of cash flow information:
Interest paid	$1,101	$970
Income taxes paid	$9,000	$—

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter - 2007

	3 Months Ended March 31,			12 Months Ended March 31,
(Thousands, except per share amounts)	2007	2006	% Change	2007	2006	% Change
Gross Operating Revenues	$394,091	$390,391	1%	$1,016,872	$992,100	2%
Cost of Sales	245,469	255,399	(4%)	638,226	638,651	( %)
Revenue Taxes	9,614	9,528	1%	24,926	23,978	4%

Net Operating Revenues	139,008	125,464	11%	353,720	329,471	7%

Operating Expenses:
O&M	28,839	28,247	2%	115,152	114,268	1%
General Taxes	7,817	7,573	3%	24,663	23,988	3%
D&A	16,785	15,830	6%	65,390	62,280	5%

Total Operating Expenses	53,441	51,650	3%	205,205	200,536	2%

Income from Operations	85,567	73,814	16%	148,515	128,935	15%
Other Income and Expense—net	538	518	4%	2,154	1,658	30%
Interest Charges—net of amounts capitalized	9,567	9,855	(3%)	38,959	38,010	2%
Income Tax Expense	28,463	23,444	21%	41,253	33,288	24%

Net Income	$48,075	$41,033	17%	$70,457	$59,295	19%

Common Shares Outstanding:
Average for Period—basic	27,229	27,584		27,451	27,565
Average for Period—diluted	27,385	27,632		27,560	27,623
End of Period	27,110	27,579		27,110	27,579

Earnings per Share:
Basic	$1.77	$1.49	19%	$2.57	$2.15
Diluted	$1.76	$1.48		$2.56	$2.15

Dividends Paid Per Share	$0.355	$0.345		$1.40	$1.34
Book Value Per Share—end of period	$23.26	$22.44		$23.26	$22.44
Market Closing Price—end of period	$45.67	$35.49		$45.67	$35.49

Balance Sheet Data—end of period:
Total Assets	$1,878,359	$1,862,445		$1,878,359	$1,862,445
Common Stock Equity	$630,695	$618,910		$630,695	$618,910
Long-Term Debt (including amounts due in one year)	$526,500	$529,500		$526,500	$529,500

Operating Statistics:
Total Customers—end of period	641,686	624,297	2.8%	641,686	624,297

Gas Deliveries (therms)
Res. & Comm. Customers	259,701	254,637		630,412	629,479
Industrial Firm	15,917	24,038		58,850	77,180
Industrial Interruptible	25,664	42,564		95,836	155,352
Transportation	111,209	86,697		412,106	334,322

Total	412,491	407,936		1,197,204	1,196,333

Gas Revenues
Res. & Comm. Customers	$345,180	$327,361		$844,953	$790,608
Industrial Firm	16,655	23,176		60,465	70,139
Industrial Interruptible	22,131	35,352		79,886	113,479
Transportation	3,591	2,807		13,584	10,728
Other Revenues	3,068	(1,440)		4,669	(3,731)

Total	$390,625	$387,256		$1,003,557	$981,223

Cost of Gas Sold	$245,462	$255,384		$638,159	$638,589
Revenue Taxes	$9,614	$9,528		$24,926	$23,978
Net Operating Revenues (Utility Margin)	$135,549	$122,344		$340,472	$318,656

Degree Days
Average (25-year average)	1,867	1,867		4,265	4,265
Actual	1,852	1,814		4,127	4,223
Colder (Warmer) than Average	(1%)	(3%)		(3%)	(1%)